UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 of 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2005
Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification Number)

4211 South 102nd Street, Omaha, Nebraska (Address of principal executive offices)	68127 (Zip Code)
(402) 331-7856
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
(1)    On August 26, 2005, the Registrant and Kurt D. Halvorson, Executive Vice President and Chief Administrative Officer, entered into a separation and release agreement. Under the agreement, the Registrant will pay Mr. Halvorson severance payments consisting of (a) one year of base salary under his employment agreement; (b) his target bonus for fiscal 2005 under his employment agreement and the Registrant’s Management Incentive Plan, pro-rated for the period employed during fiscal 2005; (c) an additional annual target bonus under his employment agreement; and (d) a special bonus of $1.8 million, in recognition of the valuable contributions he made over his 18 years of service to the Registrant. The separation and release agreement also includes a 12-month restricted period during which Mr. Halvorson will be precluded from competing with the Registrant and engaging in related activities as specified in his employment agreement.
(2)    On August 26, 2005, the Registrant and J. Peter Ricketts, Executive Vice President and Chief Operating Officer, entered into a separation and release agreement. Under the agreement, the Registrant will pay Mr. Ricketts severance payments consisting of (a) a pro rata bonus under his employment agreement and the Registrant’s Management Incentive Plan and (b) a lump sum of $1.5 million, in recognition of the valuable contributions he made over his 12 years of service to the Registrant. The pro rata bonus amount, if any, is based on the Registrant’s earnings per share, will be calculated after the end of fiscal year 2005 and will be paid at the end of October 2005. The separation and release agreement also includes a 12-month restricted period during which Mr. Ricketts will be precluded from competing with the Registrant and engaging in related activities as specified in his employment agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERITRADE HOLDING CORPORATION
Date: August 31, 2005	/s/ John R. MacDonald
John R. MacDonald
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer